U.S. SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Vortec Electronics, Inc.
(Exact name of Registrant as specified in its charter)

NEVADA	N/A
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Vortec Electronics, Inc 50 West Liberty St, Suite 880 Reno, NV 89501	Nevada Agency and Trust Company 50 West Liberty St, Suite 880 Reno, NV 89501
(Name and address of principal executive offices)	(Name and address of agent for service)

Registrant's telephone number, including area code: (778) 991-7278
Approximate date of commencement of proposed sale to the public:	As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |__|

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box | X |

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  |__|

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  |__|

CALCULATION OF REGISTRATION FEE
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED	PROPOSED MAXIMUM OFFERING PRICE PER SHARE (1)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE
Common Stock	975,000 shares	$0.02	$19,500	$.60

(1)	This price was arbitrarily determined by Vortec Electronics, Inc
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(a) under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

COPIES OF COMMUNICATIONS TO:
David S. Jennings, Esq.
330 Carousel Parkway, Henderson, Nevada 89014
Phone: (702) 595-5150 / Fax: (800) 731-6120

SUBJECT TO COMPLETION, Dated June 22, 2007

PROSPECTUS
VORTEC ELECTRONICS, INC
975,000
COMMON STOCK
INITIAL PUBLIC OFFERING

The selling shareholders named in this prospectus are offering up to 975,000 shares of common stock offered through this prospectus. We will not receive any proceeds from this offering and have not made any arrangements for the sale of these securities. We have, however, set an offering price for these securities of $0.02 per share. This offering will expire on December 31, 2007 unless extended by the board of directors. The board of directors has discretion to extend the offering period for a maximum of an additional six months.

	Offering Price	Underwriting Discounts and Commissions	Proceeds to Selling Shareholders
Per Share	$0.02	None	$0.02
Total	$19,500	None	$19,500

Our common stock is presently not traded on any market or securities exchange. The sales price to the public is fixed at $0.02 per share until such time as the shares of our common stock are traded on the NASD Over-The-Counter Bulletin Board. Although we intend to apply for quotation of our common stock on the NASD Over-The-Counter Bulletin Board through a market maker, public trading of our common stock may never materialize. If our common stock becomes traded on the NASD Over-The-Counter Bulletin Board, then the sale price to the public will vary according to prevailing market prices or privately negotiated prices by the selling shareholders.

The purchase of the securities offered through this prospectus involves a high degree of risk. See section entitled “Risk Factors” on pages 6 through 15.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The Date of This Prospectus is: June 22, 2007

SUMMARY	4
RISK FACTORS	6
RISKS ASSOCIATED WITH OUR FINANCIAL CONDITION	6
Because our auditor has issued a going concern opinion regarding our company, there is an increased risk associated with an investment in our company.	6
Because we have a limited operating history, it is difficult to evaluate your investment in our stock.	6
RISKS ASSOCIATED WITH OUR BUSINESS MODEL	7
Because we will be forced to rely on third party manufacturers and raw material suppliers, the occurrence of difficulties outside of our control could negatively impact our business.	7
The complexity of our Product may lead to errors, defects, and bugs, which could subject us to significant costs or damages and adversely affect market acceptance of our Product.	7
If we do not effectively implement measures to sell our product, we may never achieve revenues and you will lose your entire investment.	8
In the event that we are unable to successfully compete within the Chinese cooking apparatus business, we may not be able to achieve profitable operations.	8
If we are unable to deliver our products on time to our consumers, we could suffer lost sales.	9
If we are unable to successfully manage growth, our operations could be adversely affected.	9
Because we intend to offer our Product in China, we are subject to risks associated with international operations.	9
RISKS ASSOCIATED WITH MANAGEMENT AND CONTROL PERSONS	10
Because our management is inexperienced in operating a cooking apparatus development and production business, our business plan may fail.	10
Because our management only agreed to provide their services on a part-time basis, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.	10
If we are unable to hire and retain key personnel, we may not be able to implement our business plan.	11
Because our president, Melissa Lopez, and our CTO and Director, Imelda Tin, own an aggregate of 54.65% of our outstanding common stock, investors may find that corporate decisions influenced by them are inconsistent with the best interests of other stockholders.	11
Because our president, Melissa Lopez, and our Director, Imelda Tin, own an aggregate of 54.65% of our outstanding common stock, the market price of our shares would most likely decline if they were to sell a substantial number of shares all at once or in large blocks.	11
RISKS RELATED TO LEGAL UNCERTAINTY	12
If our products are found to cause injury, have defects, or fail to meet industry standards, we will incur substantial litigation, judgment, product liability, and product recall costs, which will increase our losses and negatively affect our brand name reputation and product sales.	12
If our design infringes on the intellectual property rights of others, we may find ourselves involved in costly litigation, which will negatively affect the financial results of our business operations.	12
If we are not granted trademark and copyright protection for our designs, we may have difficulty safeguarding our designs, potentially resulting in our competitors utilizing them, thereby impairing our ability to achieve profitable operations.	12
New legislation, including the Sarbanes-Oxley Act of 2002, may make it more difficult for us to retain or attract officers and directors.	13
RISKS RELATED TO OUR SECURITIES	13
If a market for our common stock does not develop, shareholders may be unable to sell their shares.	13
If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.	13
If we issue shares of preferred stock with superior rights than the common stock registered in this prospectus, it could result in a decrease in the value of our common stock and delay or prevent a change in control of us.	14

If our common stock is quoted on the over-the-counter bulletin board or traded and a public market for our common stock develops, short selling could increase the volatility of our stock price.	14
Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.	14
Because we will be subject to the "Penny Stock" rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.	15
If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC because our securities will not be eligible for quotation if we are not current in our filings with the SEC.	15
FORWARD-LOOKING STATEMENTS	15
USE OF PROCEEDS	16
DETERMINATION OF OFFERING PRICE	16
DILUTION	16
SELLING SHAREHOLDERS	16
PLAN OF DISTRIBUTION	20
LEGAL PROCEEDINGS	21
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	21
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	23
DESCRIPTION OF SECURITIES	24
INTERESTS OF NAMED EXPERTS AND COUNSEL	27
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	28
ORGANIZATION WITHIN THE LAST FIVE YEARS	28
DESCRIPTION OF BUSINESS	29
DESCRIPTION OF PROPERTY	35
PLAN OF OPERATION	35
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	38
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	38
EXECUTIVE COMPENSATION	41
FINANCIAL STATEMENTS	44
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS	45
AVAILABLE INFORMATION	45

Summary

We were incorporated as “Vortec Electronics, Inc.” (“Vortec”) in the State of Nevada on March 27, 2007. We are engaged in the business of designing, developing, manufacturing, and selling a fully automated frying wok, which will be used as an automatic fried rice cooker (the “Product”) specifically for commercial applications.

We are a development stage company and have not generated any sales to date. As of April 30, 2007, we had $38,495 in current assets and $0 in current liabilities. Accordingly, our working capital position as of April 30, 2007 was $38,495. Since our inception through April 30, 2007, we have incurred a net loss of $4,505. We have limited working capital and have not yet received revenues from sales of products or services. For these and other reasons, our independent auditors have raised substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on our generating cash from the sale of our common stock and/or obtaining debt financing and attaining future profitable operations. Our plans include selling equity securities and obtaining debt financing to fund our capital requirement and ongoing operations; however, there can be no assurance we will be successful in these efforts.

Our principal offices are located at 50 West Liberty Street, Suite 880, Reno, NV 89501. Our phone number is (778) 991-7278. Our fiscal year end is April 30, 2007.

The Offering

Securities Being Offered
Up to 975,000 shares of our common stock, which includes all issued and outstanding shares with the exception of those held by our President, CEO and Director, Melissa Lopez, and by our CTO and Director, Imelda Tin.

Offering Price
The offering price of the common stock is $0.02 per share. There is no public market for our common stock. We intend to apply to the NASD over-the-counter bulletin board, through a market maker that is a licensed broker dealer, to allow the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Minimum Number of Shares To Be Sold in This Offering	None

Securities Issued and to be Issued
2,150,000 shares of our common stock are issued and outstanding as of the date of this prospectus. All of the common stock to be sold under this prospectus will be sold by existing shareholders. There will be no increase in our issued and outstanding shares as a result of this offering.

Use of Proceeds	We will not receive any proceeds from the sale of the common stock by the selling shareholders.
Offering Period	This offering will expire on December 31, 2007 unless extended by the board of directors. The board of directors has discretion to extend the offering period for a maximum of an additional six months.

Summary Financial Information

Balance Sheet Data	From inception (March 27, 2007) to April 30, 2007 (Audited).
Cash	$34,495
Total Assets	$38,495
Liabilities	$0
Total Stockholder’s Equity	$38,495

Statement of Loss and Deficit	From inception (March 27, 2007) to April 30, 2007 (Audited).
Revenue	$0
Loss for the Period	$4,505

Risk Factors

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before investing in our common stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Currently, shares of our common stock are not publicly traded. In the event that shares of our common stock become publicly traded, the trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

Risks Associated with Our Financial Condition

Because our auditor has issued a going concern opinion regarding our company, there is an increased risk associated with an investment in our company.

We have earned no revenues since our inception, which makes it difficult to evaluate whether we will operate profitably. Operating expenses for the period from Inception (March 27, 2007) to April 30, 2007 totaled $4,505. We have incurred cumulative net losses of $4,505 since March 27, 2007. We have not attained profitable operations and are dependent upon obtaining financing to continue operations. As of April 30, 2007, we had cash in the amount of $34,495. Our future is dependent upon our ability to obtain financing and upon future profitable operations. We plan to seek additional funds through private placements of our common stock and/or through debt financing. Our ability to raise additional financing is unknown. We do not have any formal commitments or arrangements for the advancement or loan of funds. For these reasons, our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern. As a result, there is an increased risk that you could lose the entire amount of your investment in our company.

Because we have a limited operating history, it is difficult to evaluate your investment in our stock.

Your evaluation of our business will be difficult because we have a limited operating history.  We are in the development stage of our business and have not yet begun offer our products. To date, we have generated no revenues, and we will be unable to continue as a going concern without an additional capital injection. We face a number of risks encountered by early-stage companies, including our need to develop infrastructure to support growth and expansion; our need to obtain long-term sources of financing; our need to establish our marketing, sales and support organizations, and our need to manage expanding operations.  Our business strategy may not be successful, and we may not successfully address these risks. If we are unable to sustain profitable operations, investors may lose their entire investment in us.

Risks Associated with Our Business Model

Because we will be forced to rely on third party manufacturers and raw material suppliers, the occurrence of difficulties outside of our control could negatively impact our business.

We do not have our own fabrication facilities, assembly or manufacturing operations. Instead, we intend to rely on others to fabricate, assemble and manufacture all of our products. We do not have any long-term supply contracts with any of these suppliers. Because we intend to outsource the manufacture of all of our products, the cost, quality and availability of third-party manufacturing operations are essential to the successful production and sale of our products. Our reliance on third-party manufacturers exposes us to a number of risks which are outside our control, including:

▪	unexpected increases in manufacturing costs;

▪	interruptions in shipments if a third-party manufacturer is unable to complete production in a timely manner;

▪	inability to control quality of finished products;

▪	inability to control delivery schedules;

▪	inability to control production levels and to meet minimum volume commitments to our customers;

▪	inability to control manufacturing yield;

▪	inability to maintain adequate manufacturing capacity; and

▪	inability to secure adequate volumes of acceptable components, at suitable prices or in a timely manner.

We have not yet located a manufacturer for our products. We may be unable to locate a suitable manufacturer for our products on terms acceptable to us, or at all. The occurrence of any such conditions discussed herein will have a materially negative effect upon our reputation and our ability to distribute our products, which will cause a material reduction in any revenues that we hope to achieve.

The complexity of our Product may lead to errors, defects, and bugs, which could subject us to significant costs or damages and adversely affect market acceptance of our Product.

We have not undertaken significant testing of our Product and it may contain undetected errors, weaknesses, defects or bugs when first introduced or as new versions are released. If our Product or future products contain production defects, reliability, quality or compatibility problems that are significant to our customers, our reputation may be damaged and customers may be reluctant to continue to buy our products, which could adversely affect our ability to retain and attract new customers. In addition, these defects or bugs could interrupt or delay sales of affected products, which could adversely affect our results of operations.

If defects or bugs are discovered after commencement of commercial production of our Product or future products, we may be required to make significant expenditures of capital and other resources to resolve the problems. This could result in significant additional development costs and the diversion of technical and other resources from our other development efforts. We could also incur significant costs to repair or replace defective products. These costs or damages could have a material adverse effect on our financial condition and results of operations.

If we do not effectively implement measures to sell our product, we may never achieve revenues and you will lose your entire investment.

We are currently testing and refining our prototype Product, which we have built in our facility in Shanghai, China. When we are satisfied that our Product provides the highest-quality of fried rice possible for the consumer, we will begin the manufacture and distribution of the Product to restaurants, dining halls, and grocery stores throughout mainland China. We have not achieved revenues, or taken active steps to develop a sales force to attain revenues. We have no experience in providing direct sales and service, nor do we have distributors of our Product. Moreover, our sales and marketing efforts may not achieve intended results and therefore may not generate the revenue we hope to achieve. As a result of our corporate strategies, we have decided to focus our resources in select areas in mainland China. We may change our focus to other markets or applications in the future. There can be no assurance that our focus or our near term plans will be successful. If we are not able to successfully address markets for our products, we may not be able to grow our business, compete effectively or achieve profitability.

In the event that we are unable to successfully compete within the Chinese cooking apparatus business, we may not be able to achieve profitable operations.

We face substantial competition in the industry.  Due to our small size, it can be assumed that many of our competitors have significantly greater financial, technical, marketing and other competitive resources.  These competitors may have completed development of their products and are presently marketing these to potential customers. Accordingly, these competitors may have already begun to establish brand-recognition with consumers. We will attempt to compete against these competitors by developing a product that exceeds competing products in quality and effectiveness. However, we cannot assure you that our products will outperform competing products or those competitors will not develop new products that exceed what we provide. In addition, we may face competition based on price. If our competitors lower the prices on their products, then it may not be possible for us to market our products at prices that are economically viable. Increased competition could result in:

▪	Lower than projected revenues;

▪	Price reductions and lower profit margins;

▪	The inability to develop and maintain our products with features and usability sought by potential customers.

Any one of these results could adversely affect our business, financial condition and results of operations. In addition, our competitors may develop competing products that achieve greater market acceptance. It is also possible that new competitors may emerge and acquire significant market share. Our inability to achieve sales and revenue due to competition will have an adverse effect on our business, financial condition and results of operations.

If we are unable to deliver our products on time to our consumers, we could suffer lost sales.

The success of our business depends on our ability to deliver our products to our consumers in a timely manner. However, we are dependent third party manufacturers for our products. Disruptions in the manufacturing process could delay the timely receipt of product, which could result in cancelled sales and excess inventory.

If we are unable to successfully manage growth, our operations could be adversely affected.

Our progress is expected to require the full utilization of our management, financial and other resources, which to date has occurred with limited working capital. Our ability to manage growth effectively will depend on our ability to improve and expand operations, including our financial and management information systems, and to recruit, train and manage sales personnel. There can be no absolute assurance that management will be able to manage growth effectively.

If we do not properly manage the growth of our business, we may experience significant strains on our management and operations and disruptions in our business. Various risks arise when companies and industries grow quickly. If our business or industry grows too quickly, our ability to meet customer demand in a timely and efficient manner could be challenged. We may also experience development or production delays as we seek to meet increased demand for our products. Our failure to properly manage the growth that we or our industry might experience could negatively impact our ability to execute on our operating plan and, accordingly, could have an adverse impact on our business, our cash flow and results of operations, and our reputation with our current or potential customers.

Because we intend to offer our Product in China, we are subject to risks associated with international operations.

Although we have not commenced manufacturing our Product to consumers, we may rely on foreign third-party manufacturing, assembly and testing operations. Foreign operations subject us to a number of risks associated with conducting business outside of the United States, including the following:

▪	Unexpected changes in, or impositions of, legislative or regulatory requirements;

▪	Delays resulting from difficulty in obtaining export licenses for certain technology, tariffs, quotas and other trade barriers and restrictions;

▪	Imposition of additional taxes and penalties;

▪	The burdens of complying with a variety of foreign laws; and

▪	Other factors beyond our control, including acts of terrorism, which may delay the shipment of our products, impair our ability to travel or our ability to communicate with foreign locations.

In addition, the laws of certain foreign countries in which our products are or may be designed, manufactured or sold may not protect our products or intellectual property rights to the same extent as the laws of the United States. This increases the possibility of piracy of our technology and products.

Risks Associated with Management and Control Persons

Because our management is inexperienced in operating a cooking apparatus development and production business, our business plan may fail.

Our management does not have any specific training in running a cooking apparatus development and production business. With no direct training or experience in this area, our management may not be fully aware of many of the specific requirements related to working within this industry. As a result, our management may lack certain skills that are advantageous in managing our company. Consequently, our operations, earnings, and ultimate financial success could suffer irreparable harm due to management’s lack of experience in this industry.

Because our management only agreed to provide their services on a part-time basis, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Melissa Lopez, our president, CEO, and Director, and Kai Ming Hung, our CTO and Director, devote 10 to 15 hours per week to our business affairs. We do not have an employment agreement with either Melissa Lopez or Kai Ming Hung, nor do we maintain key life insurance for either. Currently, we do not have any full or part-time employees. If the demands of our business require the full business time of our management, it is possible that they may not be able to devote sufficient time to the management of our business, as and when needed. If our management is unable to devote a sufficient amount of time to manage our operations, our business will fail.

If we are unable to hire and retain key personnel, we may not be able to implement our business plan.

Due to the specified nature of our business, having certain key personnel is essential to the development and marketing of the products we plan to sell and thus to the entire business itself. Consequently, the loss of any of those individuals may have a substantial effect on our future success or failure. We may have to recruit qualified personnel with competitive compensation packages, equity participation, and other benefits that may affect the working capital available for our operations. Management may have to seek to obtain outside independent professionals to assist them in assessing the merits and risks of any business proposals as well as assisting in the development and operation of many company projects. No assurance can be given that we will be able to obtain such needed assistance on terms acceptable to us. Our failure to attract additional qualified employees or to retain the services of key personnel could have a material adverse effect on our operating results and financial condition.

Because our president, Melissa Lopez, and our CTO and Director, Imelda Tin, own an aggregate of 54.65% of our outstanding common stock, investors may find that corporate decisions influenced by them are inconsistent with the best interests of other stockholders.

Melissa Lopez is our President, Chief Executive Officer and Director. Imelda Tin is our Director. Together, they own approximately 54.65% of the outstanding shares of our common stock. Accordingly, they will have an overwhelming influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. While we have no current plans with regard to any merger, consolidation or sale of substantially all of our assets, the interests of Melissa Lopez and Imelda Tin may still differ from the interests of the other stockholders.

Because our president, Melissa Lopez, and our Director, Imelda Tin, own an aggregate of 54.65% of our outstanding common stock, the market price of our shares would most likely decline if they were to sell a substantial number of shares all at once or in large blocks.

Our president, Melissa Lopez owns 587,500 shares of our common stock, which equates to 27.33% of our outstanding common stock. Our Director, Imelda Tin, also owns 587,500 shares of our common stock, which equates to 27.33% of our outstanding common stock. There is presently no public market for our common stock, but we plan to apply for quotation of our common stock on the NASD over-the-counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. If our shares are publicly traded on the over-the-counter bulletin board, Melissa Lopez and Imelda Tin will be eligible to sell their shares publicly, subject to the volume limitations in Rule 144. The offer or sale of a large number of shares at any price may cause the market price to fall. Sales of substantial amounts of common stock or the perception that such transactions could occur may materially and adversely affect prevailing markets prices for our common stock.

Risks Related to Legal Uncertainty

If our products are found to cause injury, have defects, or fail to meet industry standards, we will incur substantial litigation, judgment, product liability, and product recall costs, which will increase our losses and negatively affect our brand name reputation and product sales.

Because our products generate high temperatures, have moving parts, have significant bulk, and are intended for the preparation of food for human consumption, we may be subject to liability for any accidents, injury, or illness to either employees using our Product or human consumers of fried rice cooked in our Product that may occur in connection with the use of these products or due to claims of defective development or manufacture of the products. We do not currently maintain liability insurance coverage for such claims. If we are unable to obtain such insurance, product liability claims could adversely affect our brand name reputation, revenues and ultimately lead to losses. In addition, product defects could result in product recalls and warranty claims. A product recall could delay or halt production of our products until we are able to remedy the product defects. The occurrence of any claims, judgments, or product recalls will negatively affect our brand name image and product sales, as well as lead to additional costs.

If our design infringes on the intellectual property rights of others, we may find ourselves involved in costly litigation, which will negatively affect the financial results of our business operations.

Although we have not received notices of any alleged infringement by us, we cannot be certain that our designs do not infringe on issued trademarks and/or copyright rights of others. It is possible that other parties may claim that we have violated their respective intellectual property rights. An infringement claim, regardless of the merits or success of the claim, could result in substantial costs, diversion of resources and management attention and harm to our reputation. Infringement claims can be difficult and costly to verify and assess. A successful infringement claim against us could cause us to be liable for damages and litigation costs. In addition, a successful infringement claim could have other negative consequences, including prohibiting us from further use of the intellectual property or causing us to have to license the intellectual property, thereby incurring licensing fees, some of which could be retroactive. Upon the occurrence of a successful infringement claim, we may also have to develop a non-infringing alternative, which if available could be costly, and delay or prevent sales of our products

If we are not granted trademark and copyright protection for our designs, we may have difficulty safeguarding our designs, potentially resulting in our competitors utilizing them, thereby impairing our ability to achieve profitable operations.

Our success will depend, in part, on our ability to obtain and enforce intellectual property rights over our name and original designs in China. To date, we have sought no intellectual property rights protection. No assurance can be given that any intellectual property rights owned by us will not be challenged, invalidated or circumvented, that any rights granted will provide competitive advantages to us. Intellectual property litigation is expensive and time-consuming, and can be used by well-funded adversaries as a strategy for depleting the resources of a small company such as us. There is no assurance that we will have sufficient resources to successfully prosecute our interests in any litigation that may be brought. The failure to adequately protect our intellectual property could result in our competitors utilizing our formula and impairing our ability to achieve profitable operations.

New legislation, including the Sarbanes-Oxley Act of 2002, may make it more difficult for us to retain or attract officers and directors.

The Sarbanes-Oxley Act of 2002 was enacted in response to public concerns regarding corporate accountability in connection with recent accounting scandals. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies, and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC, under the Securities Exchange Act of 1934. Upon becoming a public company, we will be required to comply with the Sarbanes-Oxley Act. The enactment of the Sarbanes-Oxley Act of 2002 has resulted in a series of rules and regulations by the SEC that increase responsibilities and liabilities of directors and executive officers. The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers. We continue to evaluate and monitor developments with respect to these rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

Risks Related to Our Securities

If a market for our common stock does not develop, shareholders may be unable to sell their shares.

A market for our common stock may never develop. We intend to contact an authorized OTC Bulletin Board market-maker for sponsorship of our securities on the OTC Bulletin Board upon the effectiveness of the registration statement of which this prospectus forms a part. However, our shares may never be traded on the bulletin board, or, if traded, a public market may not materialize. If our common stock is not traded on the bulletin board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment.

If the selling shareholders sell a large number of shares all at once or in blocks, the market price of our shares would most likely decline.

The selling shareholders are offering 975,000 shares of our common stock through this prospectus. The outstanding shares of common stock covered by this prospectus represent approximately 45.35% of the common shares outstanding as of the date of this prospectus. Our common stock is presently not traded on any market or securities exchange, but should a market develop, shares sold at a price below the current market price at which the common stock is trading will cause that market price to decline. Moreover, the offer or sale of a large number of shares at any price may cause the market price to fall.

If we issue shares of preferred stock with superior rights than the common stock registered in this prospectus, it could result in a decrease in the value of our common stock and delay or prevent a change in control of us.

Our board of directors is authorized to issue up to 10,000,000 shares of preferred stock. Our board of directors has the power to establish the dividend rates, liquidation preferences, voting rights, redemption and conversion terms and privileges with respect to any series of preferred stock. The issuance of any shares of preferred stock having rights superior to those of the common stock may result in a decrease in the value or market price of the common stock. Holders of preferred stock may have the right to receive dividends, certain preferences in liquidation and conversion rights. The issuance of preferred stock could, under certain circumstances, have the effect of delaying, deferring or preventing a change in control of us without further vote or action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

If our common stock is quoted on the over-the-counter bulletin board or traded and a public market for our common stock develops, short selling could increase the volatility of our stock price.

Short selling occurs when a person sells shares of stock which the person does not yet own and promises to buy stock in the future to cover the sale. The general objective of the person selling the shares short is to make a profit by buying the shares later, at a lower price, to cover the sale. Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our common stock. In contrast, purchases to cover a short position may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on over-the-counter bulletin board or any other available markets or exchanges. Such short selling if it were to occur could impact the value of our stock in an extreme and volatile manner to the detriment of our shareholders.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. Accordingly, investors must rely on sales of their own common stock after price appreciation, which may never occur, as the only way to realize their investment. Investors seeking cash dividends should not purchase our common stock.

Because we will be subject to the “Penny Stock” rules once our shares are quoted on the over-the-counter bulletin board, the level of trading activity in our stock may be reduced.

Broker-dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Securities and Exchange Commission. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on some national securities exchanges or quoted on Nasdaq). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and “accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules, and investors in our common stock may find it difficult to sell their shares.

If our shares are quoted on the over-the-counter bulletin board, we will be required to remain current in our filings with the SEC because our securities will not be eligible for quotation if we are not current in our filings with the SEC.

In the event that our shares are quoted on the over-the-counter bulletin board, we will be required order to remain current in our filings with the SEC in order for shares of our common stock to be eligible for quotation on the over-the-counter bulletin board. In the event that we become delinquent in our required filings with the SEC, quotation of our common stock will be terminated following a 30 day grace period if we do not make our required filing during that time. If our shares are not eligible for quotation on the over-the-counter bulletin board, investors in our common stock may find it difficult to sell their shares.

Forward-Looking Statements

This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as anticipate, believe, plan, expect, future, intend and similar expressions to identify such forward-looking statements. The actual results could differ materially from our forward-looking statements. Our actual results are most likely to differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described in this Risk Factors section and elsewhere in this prospectus.

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered through this prospectus by the selling shareholders.

Determination of Offering Price

The $0.02 per share offering price of our common stock was arbitrarily chosen using the last sales price of our stock from our most recent private offering of common stock. There is no relationship between this price and our assets, earnings, book value or any other objective criteria of value.
We intend to apply to the NASD over-the-counter bulletin board for the quotation of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934. We intend to file a registration statement under the Exchange Act concurrently with the effectiveness of the registration statement of which this prospectus forms a part. If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders. The offering price would thus be determined by market factors and the independent decisions of the selling shareholders.

Dilution

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding. Accordingly, there will be no dilution to our existing shareholders.

Selling Shareholders

The selling shareholders named in this prospectus are offering all of the 975,000 shares of common stock offered through this prospectus. These shares were acquired from us in an offering that was exempt from Registration under Regulation S of the Securities Act of 1933, as amended, and completed on April 20, 2007.

The following table provides information regarding the beneficial ownership of our common stock held by each of the selling shareholders as of April 20, 2007, including:

1.	the number of shares owned by each prior to this offering;
2.	the total number of shares that are to be offered by each;
3.	the total number of shares that will be owned by each upon completion of the offering;
4.	the percentage owned by each upon completion of the offering; and
5.	the identity of the beneficial holder of any entity that owns the shares.

The named party beneficially owns and has sole voting and investment power over all shares or rights to the shares, unless otherwise shown in the table. The numbers in this table assume that none of the selling shareholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold. The percentages are based on 2,150,000 shares of common stock outstanding on June 15, 2007.

Name and Address of Selling Shareholder	Shares Owned Prior to This Offering	Total Number of Shares to be Offered for Selling Shareholder Account	Total Shares to be Owned Upon Completion of this Offering	Percent Owned Upon Completion of this Offering
Alan Aguylo No 8 Cruz Compound Carigma Ext., cor Sto Nino st, Antipolo City 1870	25,000	25,000	0	0%
Arlene Guevara Blk 22 Lot 22 Titus St Exodus Floodway, Cainta Rizal	25,000	25,000	0	0%
Arnel M.Macatangay 8234 Constancia St Olympia, Makati City	25,000	25,000	0	0%
Arnelita Celemin Block 51 Lot 3, Ph 1 Mabuhay City, Cabuyao Laguna	25,000	25,000	0	0%
Cecilia Bombales Blk 16 Lot 31 Carissa II-A Bgy Kaypian San Jose Delmonte Bulacan 3023	25,000	25,000	0	0%
Darwin Dumo 469 JP Rizal Ave. Barangay Olympia Makati City	25,000	25,000	0	0%
Dexter Corales Pitong Gatang Street, San Dionisio Paranaque City 1700	25,000	25,000	0	0%
Edsell Enriquez 18 sampaguita St, Wawa Taguig City	25,000	25,000	0	0%
Elinor dela Cruz 3403 General Lim St, Bangkal Makati 1200	25,000	25,000	0	0%
Emelita Dioneda 2534 M dela Cruz St Pasay City 1300	25,000	25,000	0	0%

Emily Dela Cruz 3403 General Lim St, Bangkal Makati 1200	25,000	25,000	0	0%
Erlinda Malate 307 Ibañez Street, Angono Rizal	25,000	25,000	0	0%
Feliciano Artates 6524 Tramo Street San Dionisio Paranaque City	25,000	25,000	0	0%
Moises Supera Jr 32B Saint Joseph St, Bgy Holy Spirit Quezon City	25,000	25,000	0	0%
Flora Mae Cuizon 32B Saint Joseph St, Bgy Holy Spirit Quezon City	25,000	25,000	0	0%
Ildebrando Dimailig Ar3 30th Floor Burgundy Corporate Building, Sen Gil Puyat Ave Makati City	25,000	25,000	0	0%
Imelda Liwanag 2B Sampaguita St., Wawa Taguig City	50,000	50,000	0	0%
Jaime Brodeth 5115 Malolos St., Barangay Tejeros Makati City	25,000	25,000	0	0%
Jennifer Quiambao 42 B Pinyahan Street, Mabolo Bacoor Cavite 4102	25,000	25,000	0	0%
Joey DeLingon E Mateo Street, Bgy Sta. Ana, Taytay Rizal	25,000	25,000	0	0%
Leizelline Rabago 21 Narra St CAA Las Pinas City	25,000	25,000	0	0%
Leonardo Basallaje 2190 Topacio St, San Andres Bukid Manila 1017	25,000	25,000	0	0%
Ma Angelina Deonila 509 Tenement Building, Tagig City 1630	25,000	25,000	0	0%

Ma Cariza Marquez 64 Welfareville Cmpd, Mandaluyong City 1501	25,000	25,000	0	0%
Ma Cecilia Palomares 826-B Road 5 Camp Emilio Aguinaldo Quezon City	25,000	25,000	0	0%
Maila Mariano 2482 D Crisolita St San Andres Bukid Manila	25,000	25,000	0	0%
Maribeth Limpin 2760A Faraday St, San Isidro Makati City 1200	25,000	25,000	0	0%
Meg Pearl Calesterio 220 Vergel St. Pasay City	25,000	25,000	0	0%
Michelle Garcia 87 Pres Quirino St., Park 14, Zone 6 Signal Village Taguig Metro Manila	25,000	25,000	0	0%
Moses Carlo Paez 43 San Simon St. Bgy Holy Spirit, Quezon City	25,000	25,000	0	0%
Myriz Deleon Lot 32 Samama Ph 2 Sampaguita Street, Napindan Taguig City	25,000	25,000	0	0%
Nenita Mariano 2482 D Crisolita St San Andres Bukid Manila	25,000	25,000	0	0%
Roderick Macutay 78 N.Cuevas St. Kalawaan Sur, Pasig City	25,000	25,000	0	0%
Rosabelle Dela Torre 8 Valentine St Ph 4 Sta Lucia Village Punturin Valenzuela City	25,000	25,000	0	0%
Rosemarie Marcelo 18-B Balmores St Kapasigan Pasig City 1600	25,000	25,000	0	0%
Rowena Tansingco 455E Ipil Street Cembo Makati City	25,000	25,000	0	0%

Venancio Serrano 2975 Ramos Compound Bulaong Multinational Ave. Paranque	25,000	25,000	0	0%
Victoria Hilario 92 Andromeda St, Villa Orion Subd., Fairview Quezon City	25,000	25,000	0	0%

None of the selling shareholders: (1) has had a material relationship with us other than as a shareholder at any time within the past three years; (2) has been one of our officers or directors; or (3) are broker-dealers or affiliate of broker-dealers.

Plan of Distribution

The selling shareholders may sell some or all of their common stock in one or more transactions, including block transactions:

1.	on such public markets or exchanges as the common stock may from time to time be trading;
2.	in privately negotiated transactions;
3.	through the writing of options on the common stock;
4.	in short sales, or;
5.	in any combination of these methods of distribution.

We intend to contact an authorized Over-The-Counter Bulletin Board market-maker for sponsorship of our securities on the Over-The-Counter Bulletin Board. Currently, neither we nor anyone acting on our behalf has requested or encouraged any broker-dealer to act as a market-maker for our securities. The sales price to the public is fixed at $0.02 per share until such time as the shares of our common stock become quoted on the NASD Over-The-Counter Bulletin Board or another exchange. Although we intend to apply for quotation of our common stock on the NASD Over-The-Counter Bulletin Board, public trading of our common stock may never materialize. If our common stock becomes traded on the NASD Over-The-Counter Bulletin Board, or another exchange, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale. In these circumstances, the sales price to the public may be:

1.	the market price of our common stock prevailing at the time of sale;
2.	a price related to such prevailing market price of our common stock, or;
3.	such other price as the selling shareholders determine from time to time.

The shares may also be sold in compliance with the Securities and Exchange Commission's Rule 144.

The selling shareholders may also sell their shares directly to market makers acting as agents in unsolicited brokerage transactions. Any broker or dealer participating in such transactions as an agent may receive a commission from the selling shareholders or from such purchaser if they act as agent for the purchaser. If applicable, the selling shareholders may distribute shares to one or more of their partners who are unaffiliated with us. Such partners may, in turn, distribute such shares as described above.
We are bearing all costs relating to the registration of the common stock. The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in a distribution of the common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1.	not engage in any stabilization activities in connection with our common stock;
2.	furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and;
3.	not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act.

Legal Proceedings

We are not currently a party to any legal proceedings.

Directors, Executive Officers, Promoters and Control Persons

Our executive officers and directors and their respective ages as of June 15, 2007 are as follows:

Name	Age	Position Held with the Company
Melissa Lopez Room 403 12-340 Mudan Rd., Pudong, Shanghai, China.	32	President, Chief Executive Officer, Chief Financial Officer, Treasurer, CTO and Director
Kai Ming Hung Room 403 12-340 Mudan Rd., Pudong, Shanghai, China	60	Chief Technical Officer and Director
Imelda Tin CMC Compound, Mercedez Ave, Brgy San Miguel, Pasig City 1600.	30	Director

Set forth below is a brief description of the background and business experience of executive officers and directors.

Melissa Lopez. Melissa Lopez has been our President, Chief Executive Officer, Chief Financial Officer, Treasurer, and Director since our inception. Since May 2003, Miss Lopez has been a Business Development Manager of Pacific Consultants International Asia, Inc. Miss Lopez has an MBA from Jose Rizal University, and BS from Pamantasan ng Lungsod Ng Maynila.

Kai Ming Hung. Kai Ming Hung has been our CTO and Director since our inception. Since 1996, Mr. Hung has been engineer of Sen Fat Electronics Ltd. Mr. Hung was educated at Nanyang Technological University.

Imelda Tin. Imelda Tin has been our CTO and Director since our inception. Since 2001, Miss Tin has been a corporate associate engineer of Thomson Corp. Miss Tin has an MS from De La Salle University and a BS from Philippine School of Business Administration (PSBA-Manila).

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Significant Employees

We do not currently have any significant employees aside from Melissa Lopez, Kai Ming Hung and Imelda Tin.

Involvement in Certain Legal Proceedings

To the best of our knowledge, during the past five years, none of the following occurred with respect to our present or former director, executive officer, or employee: (1) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (2) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (3) being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; and (4) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of June 15, 2007, certain information as to shares of our common stock owned by (i) each person known by us to beneficially own more than 5% of our outstanding common stock, (ii) each of our directors, and (iii) all of our executive officers and directors as a group:

Name and Address of Beneficial Owners of Common Stock[1]	Title of Class	Amount and Nature of Beneficial Ownership	% of Common Stock[2]
Melissa Lopez Room 403 12-340 Mudan Rd., Pudong, Shanghai, China.	Common Stock	587,500	27.33%
Imelda Tin CMC Compound, Mercedez Ave, Brgy San Miguel, Pasig City 1600.	Common Stock	587,500	27.33%
Kai Ming Hung Room 403 12-340 Mudan Rd., Pudong, Shanghai, China	Common Stock	0	0%
DIRECTORS AND OFFICERS - TOTAL	Common Stock	1,175,000	54.65%

5% SHAREHOLDERS
NONE	Common Stock

1.
As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, a security). In addition, for purposes of this table, a person is deemed, as of any date, to have "beneficial ownership" of any security that such person has the right to acquire within 60 days after such date.

2.	The percentage shown is based on denominator of 2,150,000 shares of common stock issued and outstanding for the company as of June 15, 2007.

Description of Securities

Our authorized capital stock consists of 90,000,000 shares of common stock, with a par value of $0.001 per share, and 10,000,000 shares of preferred stock, with a par value of $0.001 per share. As of June 15, 2007, there were 2,150,000 shares of our common stock issued and outstanding. Our shares are held by forty (40) stockholders of record. We have not issued any shares of preferred stock.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1.	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

2.
The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

3.	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.
Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

5.
Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6.	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

8.	Any other relative rights, preferences and limitations of that series.

Provisions in Our Articles of Incorporation and By-Laws That Would Delay, Defer or Prevent a Change in Control

Our articles of incorporation authorize our board of directors to issue a class of preferred stock commonly known as a "blank check" preferred stock. Specifically, the preferred stock may be issued from time to time by the board of directors as shares of one (1) or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to adopt resolutions; to issue the shares; to fix the number of shares; to change the number of shares constituting any series; and to provide for or change the following: the voting powers; designations; preferences; and relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following: dividend rights, including whether dividends are cumulative; dividend rates; terms of redemption, including sinking fund provisions; redemption prices; conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock.

In each such case, we will not need any further action or vote by our shareholders. One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director's authority described above may adversely affect the rights of holders of common stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Options

We have not issued and do not have outstanding any options to purchase shares of our common stock.

Convertible Securities

We have not issued and do not have outstanding any securities convertible into shares of our common stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Interests of Named Experts and Counsel

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

David S. Jennings, Esq., our independent legal counsel, has provided an opinion on the validity of our common stock.

Ronald N. Silberstein, CPA, PLLC, has audited our financial statements included in this prospectus and registration statement to the extent and for the periods set forth in his audit report. Ronald N. Silberstein, CPA, PLLC has presented his report with respect to our audited financial statements. The report of Ronald N. Silberstein, CPA, PLLC is included in reliance upon his authority as an expert in accounting and auditing.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

Our articles of incorporation provide that we will indemnify an officer, director, or former officer or director, to the full extent permitted by law. We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

Organization within the Last Five Years

We were incorporated as “Vortec Electronics, Inc” in the State of Nevada on March 27, 2007. We are engaged in the business of designing, developing, manufacturing, and selling a fully automated frying wok, which will be used as an automatic fried rice cooker specifically for commercial applications.

Our principal offices are located at 50 West Liberty Street, Suite 880, Reno, NV 89501. Melissa Lopez, our President, CEO and Director, and Kai Ming Hung, our CTO and Director, and Imelda Tin our director are persons that may be described as “promoters” as defined in Rule 405 of the Securities Act by virtue of their roles in founding and organizing our company.

Description of Business

Company Overview

We are engaged in the business of designing, developing, manufacturing, and selling a fully automated frying wok, which will be used as an automatic fried rice cooker (the “Product”) specifically for commercial applications. We are currently testing and refining the prototype Product, which we have built in our facility in Shanghai, China. When we are satisfied that our Product provides the highest-quality of fried rice possible for the consumer, we will begin the manufacture and distribution of the Product to restaurants, dining halls, and grocery stores throughout mainland China.

Fried Rice

Fried rice (炒朑) is a popular component of Chinese cuisine. It originated as a homemade dish from China, made from cold leftover rice fried with other leftover ingredients. It is sometimes served as the penultimate dish in Chinese banquets (just before dessert).

There are dozens of varieties of fried rice, each with their own specific list of ingredients. In Asia, the more famous varieties include Yangchow (Yangzhou) and Fukien (Fujian) fried rice. In the West, Chinese restaurants catering to non-Chinese clientele have invented their own varieties of fried rice including egg fried rice, Singaporean (spicy) fried rice and the ubiquitous 'special fried rice'.

China is an industrialized nation with factories that supply products not only domestically, but internationally as well. Most factories are staffed by workers who have left the farm, figuratively and literally, within the last generation. They work and often live at the factory, traveling long distances to and from their homes if they don’t sleep at the factory. As a result, Chinese factories have large dining halls created to feed the hundreds or thousands of employees.

Because fried rice is such a staple of the Chinese diet, these dining halls cooks hundreds of pounds of fried rice daily. Restaurants and grocery stores similarly make enormous amounts of fried rice each day to feed those who work in the city in a factory or office that does not have a dining hall.
Fried rice made in these bulk quantities is generally cooked in an extra-large (larger than one meter in diameter), iron wok, heated by charcoal or heating oil. Because these materials don’t burn 100%, some of the byproducts of combustion float into the air and then drop on the food. Also, it is difficult to control the temperature of the wok, and cooks generally use their hands to stir the food, so the food is often not cooked evenly and issues of hygiene abound.
Typical fried rice found in Singapore

Ingredients used in fried rice are greatly varied. They include vegetables such as carrots, bean sprouts, celery, peas, and others, as well as chicken, pork (usually Char siu), shrimp, or tofu. Generally cooked in a wok, fried rice includes vegetable oil or animal fat to prevent sticking, as well as for flavor. Bits of egg provide color in many dishes. Chile pepper or hot sauces often add a piquant touch to this dish or are offered in a small dish on the side of the rice. Many cooks season the fried rice with black pepper. Soy sauce gives fried rice its brown color and savory taste. Often, onions and garlic add complexity and extra flavor. It is popularly eaten either as an accompaniment to another dish or, alternatively on its own as a course by itself. Popular garnishes include fried shallots, sprigs of parsley, carrots carved into intricate shapes or sliced chili sprinkled on top of the heaped rice. Many foodstands found on the streets across Southeast Asia will cook and serve fried rice on the spot.

Traditional Woks

The wok is a versatile round-bottomed cooking vessel originating in China. It is used especially in East and Southeast Asia, including Indonesia, Malaysia, and the Philippines. The word "wok" comes from the Cantonese Chinese word for the item, 殶. Most Chinese families own at least one wok. It is most often used for stir frying, but can also be used many other ways, such as in steaming, deep frying, braising, stewing, or making soup.

Characteristics

The wok's most distinguishing feature is its shape. Classic woks have a rounded bottom, making them resemble a section of a sphere. Hand-hammered woks are sometimes flipped inside out after being shaped, giving the wok a gentle flare to the edge that makes it easier to push food up onto the sides of the wok. Woks sold in western countries are sometimes found with flat bottoms - this makes them more similar to a deep frying pan. The flat bottom allows the wok to be used on an electric stove, where a rounded wok would not be able to fully contact the stove's heating element.

Most woks range from 30 cm to 2 meters or more in diameter. Woks of 36 cm (14 inches) (suitable for a family of 3 or 4) are the most common, but home woks can be found as small as 20 cm (8") and as large as 91 cm (36"). Smaller woks are typically used for quick cooking techniques at high heat such as stir frying. Large woks over a meter wide are mainly used by restaurants or community kitchens for cooking rice or soup, or for boiling water.

Wok stoves

Woks by design are meant to be used over a pit-style stove, where the heat arising from the fuel is fully directed at the bottom of the wok, with no heat escaping around the edges. These pit stoves originally used wood or coal, but are now more typically a gas stove that has burners that are recessed below the stove's surface, to encompass the wok's shape. Curved grates on the stove provide stability to the curved wok. This allows foods to be stir-fried at a very high heat, sometimes hot enough to deform the woks themselves. Pit stoves are typically used by professional chefs in most Chinese restaurants, since they have the heating power to give food an alluring wok hei (unique wok flavor).

Woks, be they round or flat bottomed, do not generally work well for stir-frying or other quick cooking methods when used on an electric cooker. These stoves do not produce the large amounts of quick even heat required for stir-frying. However, it is possible to find round-shaped electric stove elements that will fit the curve of a wok, which allows the wok to be heated at its bottom along with part of its sides. A flat-bottomed wok may also work better on an electric stove.

Advantages

The main advantage of a wok is traditionally considered its curved concave shape. The shape produces a small, hot area at the bottom which allows some of the food to be seared by intense heat while using relatively little fuel. The large sloped sides also make it easier for chefs to employ the tossing cooking technique on solid and thick liquid food with less spillage and a greater margin of safety. Curved sides also allow a person to cook without having to "chase the food around the pan" since bite-sized or finely chopped stir-fry ingredients usually tumble back to the center of the wok when agitated.

The curve also provides a larger usable cooking surface versus western-styled pots and pans, which typically have vertical edges. This allows large pieces of food seared at the bottom of the wok to be pushed up the gently sloped sides to continue cooking at a slower rate. While this occurs another ingredient for the same dish needing high heat is being cooked at the bottom. These advantages of having a rounded bottom do not apply, however, to cooking fried rice as all the ingredients are cooked in the bottom of the pan.

Automatic Fried Rice Cooker

Because fried rice is such a staple of the Chinese diet, significant amounts of manpower are used in the preparation of this dish for millions of factory workers, as well as other urban dwellers, each day. Our Product will significantly reduce the amount of labor required to feed those in China and other countries that utilize fried rice to a substantial degree.

The most immediate application is in the feeding of China’s factory employees. For most, going home or eating out for lunch is impractical. Thus, most factories have cafeteria-style dining halls where they feed hundreds or thousands of employees, cooking hundreds of pounds of fried rice each day.

Restaurants and grocery stores similarly make enormous amounts of fried rice each day to feed those who work in the city in a factory or office that does not have a dining hall. Fried rice made in these bulk quantities is generally cooked in an extra-large (larger than one meter in diameter), iron wok, heated by charcoal or heating oil. Because these materials don’t burn 100%, some of the byproducts of combustion float into the air and then drop on the food. Also, it is difficult to control the temperature of the wok, and cooks generally use their hands to stir the food, so the food is often not cooked evenly and issues of hygiene abound. Our Product, the Automatic Wok or Automated Fried Rice Cooker, addresses all of these concerns associated with cooking large quantities of fried rice in traditional woks.

Our Product (see Figure 1) consists of a large (2 meter diameter) stainless steel pot (2) on a thermal transfer surface (1) sitting atop electric heating unit coils (8). A control panel (5) allows the user to control the temperature of the surface, adjust the speed of the stirrer, and time the entire process. The motor (4) atop the unit rotates the drive shaft (6) and ultimately the stirrer (7), which is uniquely shaped to ensure that the rice is cooked evenly and completely, even with the large batch sizes for which our Product was designed. The framework of the Product supports the top of the unit (3), along with the control panel and motor. This leaves all 360 degree access to the unit and the rice, which is being cooked inside. The entire unit is set atop four wheels (9), which allows cooks to pull the Product out for use and move it easily to a corner for storage when not in use.

To use our Product, a cook would heat the steel pot to cooking temperature and add approximately 500 ml of peanut oil - enough to coat the bottom of the pot. He would add up to 100 lbs of cooked rice and a commensurate amount of other ingredients (green onions, carrots, eggs, shrimp, beef, chicken, peas, bean sprouts, celery, tofu, etc.), depending upon the cook’s recipe. Then he need only wait until the unit’s timer sounds, notifying him that the dish is ready and that the heat has been automatically reduced from a frying temperature to a maintenance temperature. Servers can then portion out servings for up to 250 diners before repeating the process.

Concerns of hygiene are addressed as the unit’s stirrer mixes the dish, rather than the cook’s hand. The design of the stirrer ensures that ingredients are mixed properly and all come into contact with the heated, oil-covered surface equally. The powerful electric coils keep the surface of the pot at a high, constant temperature, eliminating the problem of hot and cold spots on the surface and in the rice. Finally, because the pot is heated by electric coils, there are no byproducts of combustion floating above and into the final product, which could affect the taste and safety of the final fried rice dish.

Figure 1.

1.	Thermal Transfer Surface
2.	Stainless Steel Pot
3.	Unit Top
4.	Motor
5.	Control Panel
6.	Drive Shaft
7.	Stirrer
8.	Electric Heating Unit Coils
9.	Wheels

Competition

We face significant competition in the market for cooking apparatuses designed for the preparation of fried rice in China. Traditional woks have been used for thousands of years in China and surrounding countries. Such traditional devices, utilizing traditional methods, are widespread and universally accepted both culturally and practically. While we feel that our Product offers significant advantages, there is significant inertia in Chinese culture regarding a break from traditional methods of food preparation.

We compete with a number of established manufacturers, importers and distributors who sell traditional woks to restaurants, factory dining halls, grocery stores, and individual consumers. These companies enjoy brand recognition which exceeds that of our brand name. We compete with several manufacturers, importers and distributors who have significantly greater financial, distribution, advertising and marketing resources than we do. We compete primarily on the basis of innovation, practicality, quality, brand name recognition, and price.

We believe that our success will depend upon our ability to remain competitive in our product area. The failure to compete successfully in the future could result in a material deterioration of customer loyalty and our image and could have a material adverse effect on our business.

Intellectual Property

While we have performed no intellectual property protection to date, we intend to aggressively assert our rights under trade secret, unfair competition, trademark and copyright laws, if applicable in the countries we conduct business, to protect our intellectual property, including product designs, proprietary manufacturing processes and technologies, product research and concepts and recognized trademarks. These rights are protected through the acquisition of patents and trademark registrations, the maintenance of trade secrets, the development of trade dress, and, where appropriate, litigation against those who are, in our opinion, infringing these rights.

We are currently consulting with law firms to protect our brand name and product design. While there can be no assurance that registered trademarks will protect our proprietary information, we intend to assert our intellectual property rights against any infringer. Although any assertion of our rights can result in a substantial cost to, and diversion of effort by, our company, management believes that the protection of our intellectual property rights is a key component of our operating strategy.

Regulatory Matters

We are subject to the laws and regulations of those jurisdictions in which we plan to sell our product, which are generally applicable to business operations, such as business licensing requirements, income taxes and payroll taxes. In general, the development, manufacture, and sale of our product in China is not subject to special regulatory and/or supervisory requirements.

Employees

We have no other employees other than our officers and directors. If finances permit, however, we intend on employing sales representatives in Shanghai when our product is ready for production and shipping.

Description of Property

We maintain our corporate office at 50 West Liberty Street, Suite 88, Reno, NV 89501.

Plan of Operation

This prospectus contains forward-looking statements that involve risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date that they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following discussion should be read in conjunction with the consolidated financial statements and notes thereto included in this prospectus.

Plan of Operation in the Next Twelve Months

Product Development

We intend to continue to refine our prototype over the coming months at our facility in Shanghai. While we feel our Product in its current form could compete effectively in the marketplace, we plan to improve the design to increase its efficiency and effectiveness, and, therefore, its attractiveness to cooks, dining hall managers, restaurant managers, and others, including consumers of fried rice. We expect to incur roughly $10,000 on our Research and Development in the next twelve months.

Locate Suitable Manufacturing

We do not currently have any manufacturing facilities. Our directors have contacted several general manufacturers in and around Shanghai, China, and have begun negotiations for the manufacture of our Product on a contract basis. We are currently negotiating price, payment, customer guarantee, shipping, inventory, delivery schedule and returns. Production of our Product doesn’t require any facilities or equipment beyond what is available at any general manufacturing facility. We plan to contract with one or more general manufacturing facilities to manufacture our product by following our instructions. We do not anticipate renting a warehouse at this stage of our business. The manufacturer we select to work with us will provide packaging, storage, and shipping services for us as part of our agreement.

Sales and distribution Strategy

Our goal is for our Automatic Wok to become a leading product in the Chinese marketplace. In order to achieve our goal, we intend to increase awareness of our product with potential customers.

We anticipate that these customers will include dining halls, restaurants, electronics wholesalers and retailers, and grocery stores. We expect to spend $4,000 in travel expenses and $10,000 in other marketing costs related to these efforts. We intend to reach our potential customers by engaging in the following:

•
Attending national and regional electronics sales and promotional events and conferences. We plan to attend a number of events attended by electronics merchants in order to further expose our product. These events will include electronics merchandise trade meetings and promotional events that are attended by electronics related wholesalers and retailers and related seminars and conferences.

•
Developing direct marketing programs to attract retailers. In addition to attending the foregoing conferences and seminars, we intend to market directly to factories with dining halls, large restaurants, and grocery stores. Our marketing will include conducting seminars and the use of online and traditional advertising media such as newspapers and trade publications.

•
Promoting to the public through Internet-based and traditional media advertising. We intend to use Internet-based and traditional media to promote our product directly to the public to raise public awareness of our product. Our intent is to have end consumers pull our product through the distribution line by demanding that the kitchens providing their fried rice adopt our efficient, economical technology.

Intellectual Property Protection

We intend to spend approximately $2,000 on counsel and filings fees in the next twelve months on intellectual property protection regarding the design of our Product.

Sales Personnel

In the short term, we intend to use the services of our management to sell our products. As our product approaches the manufacturing stage, however, we plan to employ up to thirty salesmen in Shanghai, China to promote and sell our product to wholesalers, retailers, dining hall managers, restaurant managers, and grocery store managers. These sales representatives will be responsible for soliciting, selecting and securing accounts within a particular regional territory. We expect to pay such sales representatives on a commission basis. In addition, we may decide to pay each sales representative a base salary. We expect to provide service and support to our sales representatives, including advertising and sales materials.

In the event we hire sales personnel, we do not intend to do so in the next twelve months unless our revenues are enough to absorb the cost of these personnel.

Significant Equipment

We do not intend to purchase any significant equipment for the next twelve months.

Results of Operations for the period from inception (March 27, 2007) to April 30, 2007

We generated no revenue for the period from inception (March 27, 2007) to April 30, 2007. We are a development stage company and do not anticipate earnings revenues until we are able to manufacture, distribute and sell our Product. Our operating expenses for the period were $4,505, consisting entirely of professional fees relating to the organization of our company and our offering. Thus, we had a Net Loss of $4,505 for the period from inception (March 27, 2007) to April 30, 2007.

We anticipate our operating expenses will increase as we implement our business plan. The increase will be attributable to expenses to implement our business plan, and the professional fees to be incurred in connection with the filing of a registration statement with the Securities Exchange Commission under the Securities Act of 1933. We anticipate our ongoing operating expenses will also increase once we become a reporting company under the Securities Exchange Act of 1934.

Liquidity and Capital Resources

As of April 30, 2007, we had total current assets of $38,495, consisting of Cash and Equivalents in the amount of $34,495 and Prepaid Expenses of $4,000. Our total current liabilities as of April 30, 2007 were $0. Thus, we have working capital of $38,495 as of April 30, 2007.

Operating activities used $8,505 in cash for the period from inception (March 27, 2007) to April 30, 2007. Our net loss of $4,505 and our Prepaid Expenses of $4,000 were the sole negative components of our operating cash flow. Cash flows provided by financing activities during the period from inception (March 27, 2007) to April 30, 2007 consisted of $43,000 as proceeds from the issuance of common stock.

As of April 30, 2007, we have sufficient cash to operate our business at the current level for the next twelve months but insufficient cash to achieve our business goals. The success of our business plan beyond the next 12 months is contingent upon us obtaining additional financing. We intend to fund operations through debt and/or equity financing arrangements, which may be insufficient to fund our capital expenditures, working capital, or other cash requirements. We do not have any formal commitments or arrangements for the sales of stock or the advancement or loan of funds at this time. There can be no assurance that such additional financing will be available to us on acceptable terms, or at all.

Going Concern

We have limited working capital and have not yet received revenues from sales of products or services. These factors have caused our accountants to express substantial doubt about our ability to continue as a going concern.

Our ability to continue as a going concern is dependent on our generating cash from the sale of our common stock and/or obtaining debt financing and attaining future profitable operations. Management’s plans include selling our equity securities and obtaining debt financing to fund our capital requirement and ongoing operations; however, there can be no assurance we will be successful in these efforts.

Off Balance Sheet Arrangements

As of April 30, 2007, there were no off balance sheet arrangements.

Certain Relationships and Related Transactions

None of the following parties has, since our date of incorporation, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

•	Any of our directors or officers;
•	Any person proposed as a nominee for election as a director;
•	Any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding shares of common stock;
•	Any of our promoters;
•	Any relative or spouse of any of the foregoing persons who has the same house address as such person.

Market for Common Equity and Related Stockholder Matters

No Public Market for Common Stock

There is presently no public market for our common stock. We anticipate making an application for trading of our common stock on the NASD over the counter bulletin board upon the effectiveness of the registration statement of which this prospectus forms a part. We can provide no assurance that our shares will be traded on the bulletin board, or if traded, that a public market will materialize.

The Securities Exchange Commission has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00, other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure document prepared by the Commission, that: (a) contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;(b) contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation to such duties or other requirements of Securities' laws; (c) contains a brief, clear, narrative description of a dealer market, including bid and ask prices for penny stocks and the significance of the spread between the bid and ask price;(d) contains a toll-free telephone number for inquiries on disciplinary actions;(e) defines significant terms in the disclosure document or in the conduct of trading in penny stocks; and;(f)

contains such other information and is in such form, including language, type, size and format, as the Commission shall require by rule or regulation.

The broker-dealer also must provide, prior to effecting any transaction in a penny stock, the customer with; (a) bid and offer quotations for the penny stock;(b) the compensation of the broker-dealer and its salesperson in the transaction;(c) the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and (d) a monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement.

These disclosure requirements may have the effect of reducing the trading activity in the secondary market for our stock if it becomes subject to these penny stock rules. Therefore, because our common stock is subject to the penny stock rules, stockholders may have difficulty selling those securities.

Holders of Our Common Stock

Currently, we have forty (40) holders of record of our common stock.

Rule 144 Shares
None of our common stock is currently available for resale to the public under Rule 144.

Of the shares being registered, 975,000 shares held by thirty-eight (38) shareholders will be available for resale after April 20, 2008, all in accordance with the volume and trading limitations of Rule 144 of the Securities Act of 1933.

Melissa Lopez and Imelda Tin, as affiliates, will be able to sell their shares, in accordance with the volume and trading limitations of Rule 144 of the Securities Act of 1933, starting on April 20, 2008.

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of a company's common stock for at least one year is entitled to sell within any three month period a number of shares that does not exceed the greater of:

1.	one percent of the number of shares of the company's common stock then outstanding, which, in our case, will equal approximately 21,500 shares as of the date of this prospectus, or;
2.	the average weekly trading volume of the company's common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the company.

Under Rule 144(k), a person who is not one of the company's affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Stock Option Grants

To date, we have not granted any stock options.

Registration Rights

We have not granted registration rights to the selling shareholders or to any other persons.

We are paying the expenses of the offering because we seek to: (i) become a reporting company with the Commission under the Securities Exchange Act of 1934; and (ii) enable our common stock to be traded on the NASD over-the-counter bulletin board. We plan to file a Form 8-A registration statement with the Commission prior to the effectiveness of the Form SB-2 registration statement. The filing of the Form 8-A registration statement will cause us to become a reporting company with the Commission under the 1934 Act concurrently with the effectiveness of the Form SB-2 registration statement. We must be a reporting company under the 1934 Act in order that our common stock is eligible for trading on the NASD over-the-counter bulletin board. We believe that the registration of the resale of shares on behalf of existing shareholders may facilitate the development of a public market in our common stock if our common stock is approved for trading on a recognized market for the trading of securities in the United States.

We consider that the development of a public market for our common stock will make an investment in our common stock more attractive to future investors. We believe that obtaining reporting company status under the 1934 Act and trading on the OTCBB should increase our ability to raise these additional funds from investors.

Dividends

There are no restrictions in our articles of incorporation or bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1.	we would not be able to pay our debts as they become due in the usual course of business, or;
2.
our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends and we do not plan to declare any dividends in the foreseeable future.

Executive Compensation

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers for all services rendered in all capacities to us for the period from inception (March 27, 2007) through April 30, 2007.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Melissa Lopez President, CEO, CFO, Treasurer, Director	2007	0	0	0	0	0	0	0	0
Kai Ming Hung, Secretary Director	2007	0	0	0	0	0	0	0	0
Imelda Tin, Secretary Director	2007	0	0	0	0	0	0	0	0

Narrative Disclosure to Summary Compensation Table

Although we do not currently compensate our officers, we reserve the right to provide compensation at some time in the future. Our decision to compensate officers depends on the availability of our cash resources with respect to the need for cash to further business purposes.

Outstanding Equity Awards at Fiscal Year-End

The table below summarizes all unexercised options, stock that has not vested, and equity incentive plan awards for each named executive officer as of April 30, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Melissa Lopez	-	-	-	-	-	-	-	-	-
Kai Ming Hung	-	-	-	-	-	-	-	-	-
Imelda Tin	-	-	-	-	-	-	-	-	-

There were no grants of stock options since inception to date of this Prospectus.

Director Compensation

The table below summarizes all compensation awarded to, earned by, or paid to both to our directors for all services rendered in all capacities to us for the period from inception (March 27, 2007) through April 30, 2007.

DIRECTOR COMPENSATION
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Melissa Lopez	0	0	0	0	0	0	0
Kai Ming Hung	0	0	0	0	0	0	0
Imelda Tin	0	0	0	0	0	0	0

We do not intend on compensating our directors for their services.

Financial Statements

Index to Financial Statements:

Audited financial statements for the period from inception (March 27, 2007) to April 30, 2007 including:

F-1	Report of Independent Registered Public Accounting Firm

F-2	Balance Sheets as of April 30, 2007

F-3	Statement of Operations for the period from inception (March 27, 2007) to April 30, 2007

F-4	Statement of Stockholders’ Equity for the period from inception (March 27, 2007) to April 30, 2007

F-5	Statement of Cash Flows for the period from inception (March 27, 2007) to April 30, 2007

F-6	Notes to Financial Statements

RONALD N. SILBERSTEIN, C.P.A., P.L.L.C.
30201 ORCHARD LAKE ROAD, SUITE 150
FARMINGTON HILLS, MICHIGAN 48334
TEL: (248) 330-6226 ● FAX: (248) 479-0578
www.ronscpa.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Vortec Electronics, Inc.
Reno, Nevada

We have audited the accompanying balance sheet of Vortec Electronics, Inc. as of April 30, 2007, and the related statements of operations, stockholders’ equity, and cash flows for March 27, 2007 (date of inception) through April 30, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over   financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Vortec Electronics, Inc. as of April 30, 2007, and the results of its operations and cash flows for the period then ended, in conformity with U.S. generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has limited working capital, has received limited revenue from sales of its products, and has incurred losses from operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are described in Note 4. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Ronald N. Silberstein, CPA, PLLC
Farmington Hills, Michigan
May 14, 2007

VORTEC ELECTRONICS, INC.
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET
As of April 30, 2007

ASSETS

Current Assets
Cash and equivalents	$34,495
Prepaid expenses	4,000

TOTAL ASSETS	$38,495

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities	$-0-

Stockholders’ Equity
Common Stock, $.001 par value, 75,000,000 shares authorized, 2,150,000 shares issued and outstanding	2,150
Additional paid-in capital	40,850
Deficit accumulated during the development stage	(4,505)
Total stockholders’ equity	38,495

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$38,495

See accompanying notes to financial statements.

VORTEC ELECTRONICS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF OPERATIONS
Period from March 27, 2007(Inception) to April 30, 2007

Period from March 27, 2007 (Inception) to April 30, 2007
Revenues	$-0-

Expenses :
Professional fees	4,505

Net Loss	$(4,505)

Net loss per share:
Basic and diluted	$(0.00)

Weighted average shares outstanding:
Basic and diluted	2,150,000

See accompanying notes to financial statements.

VORTEC ELECTRONICS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF STOCKHOLDERS’ EQUITY
Period from March 27, 2007(Inception) to April 30, 2007

	Common stock		Additional paid-in	Deficit accumulated during the development
	Shares	Amount	Capital	stage	Total

Issuance of common stock for cash @$.001	2,150,000	$2,150	$40,850	$-	$43,000
Net loss for the period	-	-		(4,505)	(4,505)
Balance, April 30, 2007	2,150,000	$2,150	$40,850	$(4,505)	$38,495

See accompanying notes to financial statements.

VORTEC ELECTRONICS, INC.
(A DEVELOPMENT STAGE COMPANY)
STATEMENT OF CASH FLOWS
Period from March 27, 2007(Inception) to April 30, 2007

Period From March 27, 2007 (Inception) to April 30, 2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,505)
Change in non-cash working capital items
Prepaid expenses	(4,000)
CASH FLOWS USED BY OPERATING ACTIVITIES	(8,505)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sales of common stock	43,000
NET INCREASE IN CASH	34,495

Cash, beginning of period	-0--
Cash, end of period	$34,495

SUPPLEMENTAL CASH FLOW INFORMATION
Interest paid	$-0-
Income taxes paid	$-0-

See accompanying notes to financial statements.

VORTEC ELECTRONICS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
April 30, 2007

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES

Nature of Business

Vortec Electronics, Inc. (“Vortec”) is a development stage company and was incorporated in Nevada on March 27, 2007. The Company is developing an automatic fried rice cooker. Vortec operates out of office space owned by a director and stockholder of the Company. The facilities are provided at no charge. There can be no assurances that the facilities will continue to be provided at no charge in the future.

Development Stage Company

The accompanying financial statements have been prepared in accordance with the Statement of Financial Accounting Standards No. 7 ”Accounting and Reporting by Development-Stage Enterprises”. A development-stage enterprise is one in which planned principal operations have not commenced or if its operations have commenced, there has been no significant revenues there from.

Cash and Cash Equivalents

Vortec considers all highly liquid investments with maturities of three months or less to be cash equivalents. At April 30, 2007 the Company had $34,495 of unrestricted cash that was being held in an escrow account by its outside attorneys, to be used for future business operations.

Fair Value of Financial Instruments

Vortec’s financial instruments consist of cash and cash equivalents. The carrying amount of these financial instruments approximates fair value due either to length of maturity or interest rates that approximate prevailing market rates unless otherwise disclosed in these financial statements.

Income Taxes

Income taxes are computed using the asset and liability method. Under the asset and liability method, deferred income tax assets and liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. A valuation allowance is provided for the amount of deferred tax assets that, based on available evidence, are not expected to be realized.

VORTEC ELECTRONICS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
April 30, 2007

NOTE 1 - SUMMARY OF ACCOUNTING POLICIES (continued)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Basic loss per share

Basic loss per share has been calculated based on the weighted average number of shares of common stock outstanding during the period.

Recent Accounting Pronouncements

Vortec does not expect the adoption of recently issued accounting pronouncements to have a significant impact on the Company’s results of operations, financial position or cash flow.

NOTE 2 - PREPAID EXPENSES

Prepaid expenses at April 30, 2007 consisted of an advance retainer paid to the firms outside independent auditors for services to be rendered for periods after Vortec’s year-end.

NOTE 3 - INCOME TAXES

For the period ended April 30, 2007, Vortec has incurred net losses and, therefore, has no tax liability. The net deferred tax asset generated by the loss carry-forward has been fully reserved. The cumulative net operating loss carry-forward is approximately $4,505 at April 30, 2007, and will expire in the year 2027.

VORTEC ELECTRONICS, INC.
(A DEVELOPMENT STAGE COMPANY)
NOTES TO THE FINANCIAL STATEMENTS
April 30, 2007

NOTE 3 - INCOME TAXES (continued)

The cumulative tax effect at the expected rate of 34% of significant items comprising our net deferred tax amount is as follows:

2007
Deferred tax asset attributable to:
Net operating loss carryover	$1,530
Valuation allowance	(1,530)
Net deferred tax asset	$-

NOTE 4 - LIQUIDITY AND GOING CONCERN

Vortec has limited working capital and has not yet received revenues from sales of products or services. These factors create substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustment that might be necessary if the Company is unable to continue as a going concern.

The ability of Vortec to continue as a going concern is dependent on the Company generating cash from the sale of its common stock and/or obtaining debt financing and attaining future profitable operations. Management’s plans include selling its equity securities and obtaining debt financing to fund its capital requirement and ongoing operations; however, there can be no assurance the Company will be successful in these efforts.

Changes In and Disagreements with Accountants

We have had no changes in or disagreements with our accountants.

Available Information

We have filed a registration statement on form SB-2 under the Securities Act of 1933 with the Securities and Exchange Commission with respect to the shares of our common stock offered through this prospectus. This prospectus is filed as a part of that registration statement, but does not contain all of the information contained in the registration statement and exhibits. Statements made in the registration statement are summaries of the material terms of the referenced contracts, agreements or documents of the company. We refer you to our registration statement and each exhibit attached to it for a more detailed description of matters involving the company, and the statements we have made in this prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement, exhibits and schedules filed with the Securities and Exchange Commission at the Commission's principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the Securities and Exchange Commission, 100 F. Street, N.E. Washington, D.C. 20549. Please Call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The Securities and Exchange Commission also maintains a web site at http://www.sec.gov that contains reports, proxy Statements and information regarding registrants that files electronically with the Commission. Our registration statement and the referenced exhibits can also be found on this site.

If we are not required to provide an annual report to our security holders, we intend to still voluntarily do so when otherwise due, and will attach audited financial statements with such report.

Until ________________, all dealers that effect transactions in these securities whether or not participating in this offering may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required In the Prospectus

Item 24. Indemnification of Directors and Officers

Our officers and directors are indemnified as provided by the Nevada Revised Statutes and our bylaws.

Under the governing Nevada statutes, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's articles of incorporation. Our articles of incorporation do not contain any limiting language regarding director immunity from liability. Excepted from this immunity are:

1.	a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest;

2.	a violation of criminal law (unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful);

3.	a transaction from which the director derived an improper personal profit; and

4.	willful misconduct.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

Our bylaws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the company, or is or was serving at the request of the company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our bylaws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Item 25. Other Expenses of Issuance and Distribution

The estimated costs of this offering are as follows:

Securities and Exchange Commission registration fee	$1
Federal Taxes	$0
State Taxes and Fees	$0
Transfer Agent Fees	$1,000
Accounting fees and expenses	$5,000
Legal fees and expenses	$35,000
Total	$41,001

All amounts are estimates.

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders. The selling shareholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

Item 26. Recent Sales of Unregistered Securities

We issued 587,500 shares of common stock to Melissa Lopez, our President, CEO and Director, and 587,500 shares of common stock to Imelda Tin, our Director, on April 20, 2007. Ms. Lopez and Ms. Tin acquired these shares at the price of $0.02 per share for total proceeds of $23,500 to our company. These shares were issued pursuant to Section 4(2) of the Securities Act of 1933 and/or Regulation S and are restricted shares as defined in the Securities Act. We did not engage in any general solicitation or advertising. We issued the stock certificates and affixed the appropriate legends to the restricted stock.

On April 20, 2007, we completed an offering of shares of our common stock to a total of thirty-eight (38) purchasers. The identity of these thirty-eight (38) purchasers is included in the selling shareholder table set forth above. Upon closing, we issued 975,000 shares of our restricted common stock at the price of $0.02 per share for total proceeds of $19,500. We completed the offering pursuant to Regulation S of the Securities Act. Each purchaser represented to us that he was a non-US person as defined in Regulation S. We did not engage in a distribution of this offering in the United States. Each purchaser represented his intention to acquire the securities for investment only and not with a view toward distribution. Each investor was given adequate access to sufficient information about us to make an informed investment decision. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved.

Item 27. Exhibits

Exhibit Number	Description
3.1	Articles of Incorporation, as amended
3.2	By-Laws
5.1	Opinion of David S. Jennings, Esq., with consent to use
23.1	Consent of Ronald N Silberstein, CPA, PLLC
24.1	Power of Attorney (see attached signature page)

Item 28. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser,

(a) If the Company is relying on Rule 430B:

i. Each prospectus filed by the Company pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

ii. Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(b) If the Company is subject to Rule 430C:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities: The undersigned registrant undertakes that in a primary offering of securities of the registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer and sell such securities to the purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Insofar as Indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Reno, Nevada on June 22, 2007.

Vortec Electronics, Inc.

By:	/s/ Melissa Lopez
Melissa Lopez
President, Secretary, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer, and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Melissa Lopez as his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or of their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities stated on June 22, 2007.

By:	/s/ Melissa Lopez
Melissa Lopez
President, Secretary, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Treasurer, and Director

By:	/s/ Kai Ming Hung
Kai Ming Hung
Chief Technical Officer and Director

By:	/s/ Imelda Tin
Director